EXHIBIT 11 -- STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
SYSTEMS & COMPUTER TECHNOLOGY CORPORATION AND SUBSIDIARIES


                                                   Three months ended
                                            Dec. 31, 1996    Dec. 31, 1995


PRIMARY

Average shares outstanding                   13,953,392       14,050,674

Net effect of dilutive stock options--
   based on the treasury stock method
   using average market price                   586,469        1,073,427
                                            -----------      -----------
Total                                        14,539,861       15,124,101
                                            ===========      ===========

Net income                                  $ 3,542,000      $ 2,263,000
                                            ===========      ===========

Net income per share                              $0.24            $0.15
                                                  =====            =====



FULLY DILUTED

Average shares outstanding                   13,953,392       14,050,674

Net effect of dilutive stock options--
   based on the treasury stock method
   using the end of period market price,
   if higher than average market price          640,300        1,148,743

Assumed conversion of 6 1/4 % convertible
   subordinated debentures                    2,085,000        2,085,000
                                            -----------      -----------
Total                                        16,678,692       17,284,417
                                            ===========      ===========

Net Income                                  $ 3,542,000      $ 2,263,000

Add 6 1/4 % convertible subordinated
   debenture interest, net of income
   tax effect                                   311,000          308,000
                                            -----------      -----------
Net income, as adjusted                     $ 3,853,000      $ 2,571,000
                                            ===========      ===========

Net income per share                              $0.23            $0.15
                                                  =====            =====